EXHIBIT 99.1

Contact:	Bill Lackey	FOR IMMEDIATE RELEASE
	Director, Investor Relations	Moved On PR Newswire
	Corporate	Date: February 11, 2004
310-615-1700
blackey3@csc.com

Mike Dickerson
Director, Media Relations
Corporate
310.615.1647
mdickers@csc.com

CSC REPORTS THIRD QUARTER REVENUE UP 29.6%

          EL SEGUNDO, Calif., Feb. 11-- Computer Sciences Corporation (NYSE: CSC) today reported results for its fiscal 2004 third quarter, ended January 2, 2004. Revenue was $3.62 billion, up 29.6% over the third quarter a year ago. Net earnings per share (diluted) were 68 cents after the approximately 3 cents per-share impact of an after-tax special charge of $5.0 million ($7.3 million pre-tax) related to the March 7, 2003, DynCorp acquisition.

          CSC's federal government revenue growth was the principal driver of the quarter's favorable year-over-year revenue performance. CSC's quarterly revenue derived from U.S. federal government activities was up 84.4%, benefiting from the March 7, 2003, DynCorp acquisition. Significant new global commercial outsourcing awards and favorable currency movements contributed to growth in year-over-year global commercial revenue.

For the third quarter (ended January 2):

--	Revenue was $3.62 billion, up 29.6% (approximately 23% in constant currency);

--	Net income was $128.4 million after the after-tax special charge of $5.0 million ($7.3 million pre-tax), or 3 cents per share;

--	Earnings per share (diluted) were 68 cents;

--	and announced major new business awards were $6.0 billion.

- more -

Computer Sciences Corporation - Page 2	February 11, 2004

For the nine months (ended January 2):

--	Revenue was $10.77 billion, up 30.2% over the comparable nine-month period of fiscal 2003 (approximately 25% in constant currency);

--	Net income was $328.8 million after the after-tax special charge of $14.6 million ($22.7 million pre-tax), or 8 cents per share;

--	Earnings per share (diluted) were $1.74;

--	and announced major new business awards totaled $13.8 billion.

          "We are pleased with our fiscal year-to-date operating results," said CSC Chairman and Chief Executive Officer Van B. Honeycutt. "The record third quarter and nine months announced award totals have enhanced visibility for future revenue. The U.S. government's continued efforts to create a results- and performance-based environment present an abundant set of opportunities. Our well-balanced portfolio of services, coupled with our experience and record of delivering results, positions us well to address those opportunities. The demand for U.S federal IT services remains robust, with activities supporting the Department of Defense (DoD) and Homeland Security continuing to be high priorities.

          "Our federal pipeline of opportunities over the next 26 months stands at approximately $33 billion, with the majority DoD related. Of this total, nearly $23 billion is scheduled to be awarded during our fiscal 2005.

- more -

Computer Sciences Corporation - Page 3	February 11, 2004

          "As evidenced by our record total third-quarter announced awards, the market for global commercial outsourcing services continues to be firm," Honeycutt continued. "As previously indicated, we anticipate demand for global commercial outsourcing services to vary depending on geographic market conditions and specific customer needs, with Europe remaining quite robust.

          "The $6 billion in announced awards for the third quarter was the highest quarterly total in our company's history. The total for the first nine months of this fiscal year is $13.8 billion, which exceeds our record yearly total of $11.4 billion achieved for fiscal 2002. Two strategically important contracts within the financial services vertical are included in this total. One is a $342 million, ten-year outsourcing agreement with Maybank, Malaysia's largest banking group. This contract positions us quite well in that part of the world. The second, a $700 million business process outsourcing agreement with Swiss Re Life & Health, the world's largest life and health reinsurer, represents one of the largest BPO arrangements yet concluded in the global insurance market.

          "This record award performance gives us solid momentum as we continue to work on delivering improved operating efficiencies to our customers," added Honeycutt. "The combination of our U.S. federal government and global commercial outsourcing activities, which generate longer-term revenue streams, accounted for more than 80% of our third-quarter revenue.

          "The strength of our commercial outsourcing business in Europe during the quarter more than offset the reduced activity for consulting and systems integration services. The softness in demand for shorter-term project work and discretionary spending continues to linger, especially in Europe.

          "Looking forward to our fourth quarter, ending April 2, 2004, we expect revenue growth will be in the 20% to 23% range," said Honeycutt. "For our fiscal 2004 fourth quarter, we believe earnings per share (diluted) will be in the 98 cents to $1.02 range, bringing full fiscal 2004 earnings per share (diluted) to the $2.80 to $2.84 range, excluding the impact of the DynCorp acquisition-related special charge."

- more -

Computer Sciences Corporation - Page 4	February 11, 2004

ACQUISITION-RELATED SPECIAL CHARGE

          The third-quarter pre-tax charge of $7.3 million relates to the DynCorp acquisition. CSC does not expect to recognize any additional DynCorp acquisition-related charge. The total DynCorp acquisition-related special pre-tax charge was $28 million, significantly below the $40 million maximum initially indicated at the time of acquisition.

BUSINESS RESULTS

          For the third quarter, revenue derived from CSC's U.S. federal government activities reflected the continuing positive contribution of the DynCorp acquisition. Revenue increased to $1.46 billion, up 84.4% from last year's $789.6 million. For the second consecutive quarter, revenue generated from CSC's DoD-related activities more than doubled, rising to $940.1 million from $464.6 million in last year's third quarter. The quarter's gain benefited significantly from the DynCorp acquisition. In addition, benefit was derived from new awards; growth in tasking from several existing programs, including the Department of Defense Intelligence Information Systems and the U.S. Navy's Naval Sea Command; and increased use of certain GSA schedules. DoD revenue growth was negatively impacted by $17 million as a previously consolidated joint venture's revenue is no longer reported because CSC has become a minority owner. CSC's civil agencies revenue was up 58.8%, growing to $516.2 million, compared to the $325.0 million reported in the comparable quarter last year. The civil agencies quarterly growth was attributable to the DynCorp acquisition.

- more -

Computer Sciences Corporation - Page 5	February 11, 2004

          Global commercial revenue was up 8.0% (down approximately 1% in constant currency), to $2.16 billion compared with $2.0 billion in the third quarter a year ago. U.S. commercial revenue was $921.9 million, down 4.9%, attributable to the reduction in scope and winding down of several contracts, most of which will anniversary by the end of this fiscal year. Revenue from CSC's European activities was $933.2 million, up 22.8% (approximately 6% in constant currency), compared to last year's $760.1 million. Both global commercial and European revenue benefited from significant new outsourcing awards over the past 12 months. CSC's non-European international revenue was up 12.7% (down approximately 4% in constant currency) to $309.8 million from $274.8 million in last year's third quarter.

          As announced in the company's press release dated January 22, 2004, a teleconference will be held today at 5:00 p.m. EST to discuss the third quarter results. This teleconference can be accessed from the CSC Web site at www.csc.com/investorrelations, in a listen-only mode.

          Founded in 1959, Computer Sciences Corporation is a leading global IT services company. CSC's mission is to provide customers in industry and government with solutions crafted to meet their specific challenges and enable them to profit from the advanced use of technology.

          With approximately 90,000 employees, CSC provides innovative solutions for customers around the world by applying leading technologies and CSC's own advanced capabilities. These include systems design and integration; IT and business process outsourcing; applications software development; Web and application hosting; and management consulting. Headquartered in El Segundo, Calif., CSC reported revenue of $13.8 billion for the 12 months ended January 2, 2004. For more information, visit the company's Web site at www.csc.com.

- more -

Computer Sciences Corporation - Page 6	February 11, 2004

All statements in this press release that do not directly and exclusively relate to historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company's intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company's control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled "Management's Discussion and Analysis of Financial Conditions and Results of Operations" in CSC's Form 10-Q for the quarter ended October 3, 2003. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise except as required by law.

Note to Analysts and Editors: Please see attached tables.

Computer Sciences Corporation - Page 7	February 11, 2004

Revenues by Market Sector
(unaudited)

	Third Quarter Ended
	Jan. 2,	Dec. 27,	% of Total
(In millions)	2004	2002	Fiscal 2004	Fiscal 2003

U.S. commercial	$ 921.9	$ 969.1	25%	35%
Europe	933.2	760.1	26	27
Other international	309.8	274.8	9	9
Global commercial	2,164.9	2,004.0	60	71

Department of Defense	940.1	464.6	26	17
Civil agencies	516.2	325.0	14	12
U.S. federal government	1,456.3	789.6	40	29

	$3,621.2 =========	$2,793.6 =========	100% =========	100% =========

	Nine Months Ended
	Jan. 2,	Dec. 27,	% of Total
(In millions)	2004	2002	Fiscal 2004	Fiscal 2003

U.S. commercial	$ 2,816.0	$2,915.3	26%	35%
Europe	2,604.3	2,142.5	24	26
Other international	891.2	857.0	9	10
Global commercial	6,311.5	5,914.8	59	71

Department of Defense	2,829.3	1,386.4	26	17
Civil agencies	1,626.4	966.2	15	12
U.S. federal government	4,455.7	2,352.6	41	29

	$10,767.2 =========	$8,267.4 =========	100% =========	100% =========

Note:	The table presents revenue by market sector. Revenue by operating segment will be presented in the Company's Quarterly Report on Form 10-Q.

Computer Sciences Corporation - Page 8	February 11, 2004

Consolidated Statements of Income
(unaudited)

	Third Quarter Ended		Nine Months Ended
	Jan. 2,	Dec. 27,	Jan. 2,	Dec. 27,
(In millions except per-share amounts)	2004	2002	2004	2002

Revenues	$3,621.2	$2,793.6	$10,767.2	$8,267.4

Costs of services	2,930.1	2,248.5	8,820.4	6,665.3

Selling, general and administrative	205.0	167.6	613.6	524.5

Depreciation and amortization	251.9	195.3	715.9	588.5

Interest expense	42.6	36.3	126.2	106.4

Interest income	(1.6)	(1.7)	(6.0)	(5.5)

Special items	7.3		22.7

Total costs and expenses	3,435.3	2,646.0	10,292.8	7,879.2

Income before taxes	185.9	147.6	474.4	388.2

Taxes on income	57.5	41.9	145.6	110.7

Net income	$ 128.4 =======	$ 105.7 =======	$ 328.8 ========	$ 277.5 =======

Earnings per share:

Basic	$ 0.69 =======	$ 0.62 =======	$ 1.76 ========	$ 1.62 =======

Diluted	$ 0.68 =======	$ 0.61 =======	$ 1.74 ========	$ 1.61 =======

Computer Sciences Corporation - Page 9	February 11, 2004

Summarized Balance Sheet and Additional Information
(unaudited)

	January 2,	March 28,
(In millions)	2004	2003
Assets
Cash and cash equivalents	$ 148.4	$ 299.6
Receivables	3,622.5	3,320.2
Other current assets	608.3	468.3
Total current assets	4,379.2	4,088.1

Property and equipment, net	2,144.4	1,987.6
Outsourcing contract costs, net	968.6	923.5
Software, net	378.9	355.6
Excess of cost of businesses acquired over related net assets, net	2,654.9	2,507.3
Other assets	580.7	571.1
Total assets	$11,106.7 ==========	$10,433.2 ==========

Short-term debt and current maturities of long-term debt	58.8	274.8
Accounts payable and accrued expenses	2,133.9	2,272.0
Deferred revenue	242.3	222.6
Income taxes payable	342.6	217.8
Total current liabilities	2,777.6	2,987.2

Long-term debt, net	2,391.3	2,204.9
Other long-term liabilities	680.4	634.7

Stockholders' equity	5,257.4	4,606.4

Total liabilities and stockholders' equity	$11,106.7 ==========	$10,433.2 ==========

Debt as a percentage of total capitalization	31.8%	35.0%

Computer Sciences Corporation - Page 10	February 11, 2004

The following tables reconcile Earnings Before Interest, Taxes, Depreciation and Amortization, and Special Items (EBITDA and Special Items); Earnings Before Interest and Taxes (EBIT); and Free Cash Flow to the most directly comparable financial measure calculated and presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP). CSC management believes that these three non-GAAP financial measures provide useful information to investors regarding the Company's financial condition and results of operations as they provide another measure of the Company's profitability and ability to service its debt, and are considered important measures by financial analysts covering CSC and its peers.

GAAP Reconciliations
(In millions)

EBITDA / EBIT (unaudited)	Third Quarter Ended		Nine Months Ended
	Jan. 2,	Dec. 27,	Jan. 2,	Dec. 27,
	2004	2002	2004	2002
EBITDA and Special Items	$486.1	$377.5	$1,333.2	$1,077.6
Special Items	7.3		22.7
EBITDA	478.8	377.5	1,310.5	1,077.6
Depreciation and Amortization	251.9	195.3	715.9	588.5
EBIT	226.9	182.2	594.6	489.1
Interest, net	41.0	34.6	120.2	100.9
Income Before Taxes	185.9	147.6	474.4	388.2
Income Taxes	57.5	41.9	145.6	110.7
Net Income	$128.4 =======	$105.7 =======	$ 328.8 =======	$ 277.5 =======

Net Income as a percent of revenue	3.5%	3.8%	3.1%	3.4%

Free Cash Flow (unaudited)			Nine Months Ended
			Jan. 2,	Dec. 27,
			2004	2002
Free Cash Flow			$(173.0)	$(84.7)
Cash flows used in investing activities			819.8	491.0
Acquisition, net of cash acquired				(7.7)
Dispositions			26.9	73.6
Cash flows provided by operating activities			$ 673.7 =======	$472.2 =======